Exhibit 99.1

Nasdaq Determination Continues the Listing of Nash Finch Company
Securities on the Nasdaq National Market

MINNEAPOLIS (January 22, 2003) — Nash Finch Company (Nasdaq: NAFCE) (the “Company”) today announced that it has received a determination from the Nasdaq Listing Qualifications Panel (the “Panel”) to continue the listing of the Company’s securities on the Nasdaq National Market.

As part of the determination, the Company must satisfy the following conditions: (1) on or before March 19, 2003, the Company must file with the Securities and Exchange Commission (the “SEC”) and Nasdaq its Quarterly Report on Form 10-Q for the quarter ended October 5, 2002, as well as any amended financial statements, as the SEC and the Company’s independent auditors deem appropriate; and (2) on or before March 28, 2003, the Company must file with the SEC and Nasdaq its Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

To fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on the Nasdaq National Market.  The Panel also reserved its right to terminate, modify or extend the terms of this exception upon a review of the Company’s reported financial results.  The fifth character “E” will remain appended to the Company’s trading symbol until the Panel has confirmed compliance with the terms of the exception and all other criteria necessary for continued listing on the Nasdaq National Market.

Nash Finch Company is a Fortune 500 company and one of the leading food retail and distribution companies in the United States with approximately $4 billion in annual revenues. Nash Finch owns and operates 114 stores in the Upper Midwest, principally supermarkets under the AVANZA™, Buy· n· Save®, Econofoods®, Sun Mart® and Family Thrift Center™ trade names. In addition to its retail operations, Nash Finch’s food distribution business serves independent retailers and military commissaries in 28 states, the District of Columbia and Europe. Further information is available on the Company’s website at www.nashfinch.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Nash Finch Company’s business which are not historical facts are “Forward-looking statements” that involve risks and uncertainties, including the risk that the Company may be unable to meet each of the conditions for continued listing on the Nasdaq National Market and the risk that the Nasdaq Panel may modify, alter or extend the terms of the Company’s listing exception in a manner that is unfavorable to the Company. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.